Exhibit G

[Procuraduria de la Administración Letterhead]

June 11, 2008

The Hon. Hector E. Alexander H.

Minister of Economy and Finance

Republic of Panama

P.O. Box 2694, Zona 3

Panama, Republic of Panama

Dear Minister:

I, the Procurador General de la Administración of the Republic of Panama (“Panama”), have reviewed the Republic’s Registration Statement No. 333-135234 on Schedule B (the “Registration Statement”), including the Prospectus dated June 27, 2006, and the Prospectus Supplement dated June 2, 2008 constituting a part thereof, the Fiscal Agency Agreement, as amended by Amendment No. 1 thereto, dated as of September 4, 2003, including the forms of Security attached thereto (the “Fiscal Agency Agreement”) and the Underwriting Agreement that forms part of the Terms Agreement (the “Terms Agreement”) dated June 2, 2008 among Panama, Citigroup Global Markets Inc. and Deutsche Bank Securities Inc. (“Underwriters”), pursuant to which Panama proposes to offer and sell U.S.$235,000,000 principal amount of its 7.250% U.S. Dollar-Denominated Global Bonds due 2015 (the “Global Bonds”). The Global Bonds are a further issuance of, and are consolidated to form a single series with the outstanding $600,000,000 aggregate principal amount of Panama’s 7.250% Global Bonds due 2015 that were previously issued on November 23, 2004 and the $313,000,000 aggregate principal amount of Panama’s 7.250% Global Bonds due 2015 that were previously issued on August 1, 2006. The total principal amount of the previously issued Global bonds and the Global bonds now being issued will be U.S.$1,148,000,000.

The issuance of the Global Bonds has been authorized pursuant to Cabinet Decree No. 8 dated May 14, 2008 and Executive Decree No. 73 dated May 27, 2008.

It is my opinion that the Global Bonds have been duly authorized, and when executed and delivered by Panama and authenticated pursuant to the Fiscal Agency Agreement and delivered to and paid for by the Underwriter pursuant to the Terms Agreement, the Prospectus (including, without limitation, the applicable Prospectus Supplement) and any amendment or supplement thereto, the Global Bonds will constitute valid and legally binding direct and unconditional obligations of Panama under the present laws of Panama.

I hereby consent to the filing of this opinion as an exhibit to the Annual Report of Panama on Form 18-K for the fiscal year ended December 31, 2006, as amended, and to the use of my name under the heading “Validity of the Global Bonds” in the Prospectus Supplement referred to above. In giving the foregoing consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Oscar Ceville
Oscar Ceville
Procurador de la Administración Republic of Panama